                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                            (Amendment No. ____) (1)


                              Calico Commerce, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    129897104
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 129897104                                          Page 2 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD SOFTWARE PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       289,667
WITH           ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             289,667
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                289,667
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.9%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                PN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                          Page 3 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       289,667
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             289,667
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                289,667
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.9%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                PN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                          Page 4 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       289,667
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             289,667
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                289,667
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.9%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                PN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                          Page 5 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,285,859
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,285,859
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,285,859
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                15.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                PN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                          Page 6 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,285,859
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,285,859
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,285,859
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                15.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                PN
--------------------------------------------------------------------------------

CUSIP No. 129879104                                          Page 7 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) [ ]
                                                                       (B) [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       262,825
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             262,825
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                262,825
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.8%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                PN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                          Page 8 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       YOGEN K. DALAL
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,732,974
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,732,974
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,732,974
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                17.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                          Page 9 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,732,974
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,732,974
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,732,974
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                17.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                         Page 10 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       KEVIN A. FONG
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,732,974
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,732,974
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,732,974
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                17.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                         Page 11 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       35,098
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,548,684
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             35,098
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,548,684
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,583,782
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                16.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                         Page 12 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,732,974
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,732,974
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,732,974
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                17.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                         Page 13 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,732,974
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,732,974
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,732,974
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                17.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                         Page 14 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       5,732,974
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             5,732,974
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,732,974
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                17.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No.                                                   Page 15 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       WENDE S. HUTTON
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       184,290
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             184,290
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                184,290
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.5%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

CUSIP No. 129897104                                         Page 16 of 28 pages.
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       RUSSELL C. HIRSCH
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY
EACH            6.   SHARED VOTING POWER
REPORTING
PERSON                       184,290
WITH           -----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER

                             -0-
               -----------------------------------------------------------------

               8.    SHARED DISPOSITIVE POWER

                             184,290
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                184,290
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.5%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

ITEM 1.

        (a)   NAME OF ISSUER:

              Calico Commerce, Inc.

        (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              333 West San Carlos Street
              Suite 300
              San Jose, CA 95110

ITEM 2.

        (a)   NAME OF PERSONS FILING:

              Mayfield Software Partners, a California Limited Partnership Mayfield VI Investment Partners, a California Limited Partnership Mayfield VI Management Partners, a California Limited Partnership Mayfield VII, a California Limited Partnership
              Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
              Kevin A. Fong
              Wendell G. Van Auken, III
              A. Grant Heidrich, III
              F. Gibson Myers, Jr.
              William D. Unger
              Michael J. Levinthal
              Wende S. Hutton
              Russell C. Hirsch

        (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              c/o Mayfield Fund
              2800 Sand Hill Road
              Menlo Park, CA 94025

        (c)   CITIZENSHIP:

              The entities listed in Item 2(a) are California Limited Partnerships.
              The individuals listed in Item 2(a) are U.S. citizens.



                              Page 17 of 28 pages.

        (d)   TITLE OF CLASS OF SECURITIES:

              Common Stock

        (e)   CUSIP NUMBER:

              129897104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable

ITEM 4.       OWNERSHIP

              The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

              For a summary of total ownership by all Reporting Persons, see
              Exhibit 2 hereto.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

ITEM 10.      CERTIFICATION

              Not applicable.



                              Page 18 of 28 pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000              MAYFIELD VI INVESTMENT PARTNERS,
                                      a California Limited Partnership
                                      By: Mayfield VI Management Partners,
                                          a California Limited Partnership,
                                          Its General Partner

                                      By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                      MAYFIELD VI MANAGEMENT PARTNERS
                                      A California Limited Partnership

                                      By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                      MAYFIELD SOFTWARE PARTNERS
                                      A California Limited Partnership
                                      By: MAYFIELD VII
                                          A California Limited Partnership
                                      By: Mayfield VII Management Partners,
                                          a California Limited Partnership,
                                          Its General Partner

                                      By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                  MAYFIELD VII
                                  A California Limited Partnership
                                  By:  Mayfield VII Management Partners,
                                       a California Limited Partnership,
                                       Its General Partner

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                  MAYFIELD VII MANAGEMENT PARTNERS
                                  A California Limited Partnership

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Authorized Signatory



                              Page 19 of 28 pages.

                                  MAYFIELD ASSOCIATES FUND II
                                  A California Limited Partnership

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                  YOGEN K. DALAL

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                  F. GIBSON MYERS, JR.

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                  KEVIN A. FONG

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                  WILLIAM D. UNGER

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                  WENDELL G. VAN AUKEN, III

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                  MICHAEL J. LEVINTHAL

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact



                              Page 20 of 28 pages.

                                  A. GRANT HEIDRICH, III

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                  WENDE S. HUTTON

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                  RUSSELL C. HIRSCH

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                       George A. Pavlov, Attorney In Fact



                              Page 21 of 28 pages.

                                    EXHIBIT 1
         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


               Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Filer (collectively, the "Companies").

               Each Reporting Person hereby further authorizes and designates GEORGE A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

               The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Date:  February 10, 1997             MAYFIELD VI INVESTMENT PARTNERS,
                                     a California Limited Partnership

                                     By:  Mayfield VI Management Partners,
                                          a California Limited Partnership,
                                          Its General Partner

                                     By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory



                              Page 22 of 28 pages.

Date:  February 10, 1997              MAYFIELD VI MANAGEMENT PARTNERS
                                      A California Limited Partnership

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD VII
                                          A California Limited Partnership

                                     By:  Mayfield VII Management Partners,
                                          a California Limited Partnership,
                                          Its General Partner

                                     By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997             MAYFIELD VII MANAGEMENT PARTNERS
                                     A California Limited Partnership

                                     By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD VIII,
                                      A California Limited Partnership

                                      By: Mayfield VIII Management, L.L.C.,
                                          Its General Partner

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD VIII MANAGEMENT, L.L.C.
                                      A Delaware Limited Liability Company

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD ASSOCIATES FUND II
                                      A California Limited Partnership

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory



                              Page 23 of 28 pages.

Date:  February 10, 1997              MAYFIELD MEDICAL PARTNERS (1992)
                                      A California Partnership

                                      By: Mayfield VII,
                                          a California Limited Partnership,
                                          Its General Partner

                                      By: Mayfield VII Management Partners,
                                          a California Limited Partnership,
                                          Its General Partner

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD ASSOCIATES FUND
                                      A California Limited Partnership

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD MEDICAL PARTNERS
                                      A California Partnership

                                      By: Mayfield VI Investment Partners,
                                          a California Limited Partnership,
                                          Its General Partner

                                      By: Mayfield VI Management Partners,
                                          a California Limited Partnership,
                                          Its General Partner

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              YOGEN K. DALAL

                                      By: /s/ Yogen K. Dalal
                                         ---------------------------------------
                                          Yogen K. Dalal

Date:  February 10, 1997              F. GIBSON MYERS, JR.

                                      By: /s/  F. Gibson Myers, Jr.
                                         ---------------------------------------
                                          F. Gibson Myers, Jr.



                              Page 24 of 28 pages.

Date:  February 10, 1997              KEVIN A. FONG

                                      By: /s/  Kevin A. Fong
                                         ---------------------------------------
                                          Kevin A. Fong

Date:  February 10, 1997              WILLIAM D. UNGER

                                      By: /s/ William D. Unger
                                         ---------------------------------------
                                          William D. Unger

Date:  February 10, 1997              WENDELL G. VAN AUKEN, III

                                      B:  /s/ Wendell G. Van Auken, III
                                         ---------------------------------------
                                          Wendell G. Van Auken, III

Date:  February 10, 1997              MICHAEL J. LEVINTHAL

                                      By: /s/ Michael J. Levinthal
                                         ---------------------------------------
                                          Michael J. Levinthal


Date:  February 10, 1997              A. GRANT HEIDRICH, III

                                      By: /s/ A. Grant Heidrich, III
                                         ---------------------------------------
                                          A. Grant Heidrich, III

 Date:  February 10, 1997             WENDE S. HUTTON

                                      By: /s/ Wende S. Hutton
                                         ---------------------------------------
                                          Wende S. Hutton

 Date:  February 10, 1997             RUSSELL C. HIRSCH

                                      By: /s/  Russell C. Hirsch
                                         ---------------------------------------
                                          Russell C. Hirsch



                              Page 25 of 28 pages.

                                    EXHIBIT A


--------------------------------------------------------------------------------------------------
                                                                  PERSONS/ENTITIES ON WHOSE BEHALF
    PUBLICLY TRADED COMPANY              DESIGNATED FILER           THE DESIGNATED FILER MAY ACT
--------------------------------------------------------------------------------------------------
Calico Commerce, Inc.             Mayfield VII                    Mayfield Software Partners,
                                                                  Mayfield VI Investment Partners,
                                                                  Mayfield VI Management Partners,
                                                                  Mayfield VII Management
                                                                  Partners, Mayfield Associates
                                                                  Fund II., Yogen K. Dalal, F.
                                                                  Gibson Myers, Jr., Kevin A.
                                                                  Fong, William D. Unger, Wendell
                                                                  G. Van Auken, III, Michael J.
                                                                  Levinthal, A. Grant Heidrich,
                                                                  III, Wende S. Hutton, Russell C.
                                                                  Hirsch
--------------------------------------------------------------------------------------------------



                                       Page 26 of 28 pages.

                                   EXHIBIT 3

                                                                   PERCENT OF CLASS
                                                                     BENEFICIALLY
    NAME OF REPORTING PERSON              NUMBER OF SHARES             OWNED(1)
---------------------------------         ----------------         ----------------
Mayfield Software Partners,                    289,667 (2)                  0.9%
a California Limited Partnership

Mayfield VI Investment Partners,               289,667 (2)                  0.9%
a California Limited Partnership

Mayfield VI Management Partners, a             289,667 (2)                  0.9%
California Limited Partnership

Mayfield VII,                                5,285,859 (3)                 15.7%
a California Limited Partnership

Mayfield VII Management Partners, a          5,285,859 (3)                 15.7%
California Limited Partnership

Mayfield Associates Fund II ,                  262,825 (4)                  0.8%
a California Limited Partnership

Yogen K. Dalal                               5,732,974 (5) (7)             17.0%

F. Gibson Myers                              5,732,974 (5) (7)             17.0%

Kevin A. Fong                                5,732,974 (5) (7)             17.0%

William D. Unger                             5,583,782 (5) (6)             16.6%

Wendell G. Van Auken, III                    5,732,974 (5) (7)             17.0%

Michael J. Levinthal                         5,732,974 (5) (7)             17.0%

A. Grant Heidrich, III                       5,732,974 (5) (7)             17.0%

Wende S. Hutton                                184,290 (7)                  0.5%

Russell C. Hirsch                              184,290 (7)                  0.5%

Total                                        5,768,072                     17.1%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of October 31, 1999 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1999.

(2) Represents 289,667 shares held of record by Mayfield Software Partners, of which Mayfield VI Investment Partners and Mayfield VII are the General Partners. Mayfield VI Management Partners is the sole General Partner of Mayfield VI Investment Partners and Mayfield VII Management Partners is the sole General Partner of Mayfield VII.

(3) Represents 4,996,192 shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner, and 289,667 shares held of record by Mayfield Software Partners, of which Mayfield VI Investment Partners and Mayfield VII are the General Partners.

(4) Represents 262,825 shares held of record by Mayfield Associates Fund II.

(5) The individual Reporting Persons, other than Ms. Hutton and Mr. Hirsch, are General Partners of Mayfield VII Management Partners, which is the sole General Partner of Mayfield VII, which is a General Partner of Mayfield Software Partners. The individual Reporting Persons, other than Ms. Hutton and Messrs. Dalal and Hirsch, are General Partners of Mayfield VI Management Partners, which is the sole General Partner of Mayfield VI Investment Partners, which is the other General Partner of Mayfield Software Partners. The individual Reporting Persons, other than Ms. Hutton and Mr. Hirsch are also General Partners of Mayfield Associates Fund II. Ms. Hutton and Mr. Hirsch are limited partners of Mayfield Associates



                              Page 27 of 28 pages.

Fund II. The individual Reporting Persons, other than Ms. Hutton and Mr. Hirsch, may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VI Management Partners, Mayfield VII Management Partners and Mayfield Associates Fund II, but disclaim such beneficial ownership.

(6) Includes 35,098 shares held of record by William D. Unger.

(7) Includes 184,290 shares held in e-Trust, a trust for which the individual Reporting Persons, other than Mr. Unger, serve as trustees, and of which the individual Reporting Persons or their family trusts, other than Mr. Unger, are trustors and beneficiaries. The individual Reporting Persons, other than Mr. Unger, may be deemed to have shared voting and dispositive power over the shares held in e-Trust, but disclaim such beneficial ownership except to the extent of their beneficial interest. It is anticipated that during 2000 e-Trust will distribute the shares to its beneficiaries.



                              Page 28 of 28 pages.